Exhibit 10.71

EMPLOYMENT AGREEMENT

Between

Pope Resources, A Delaware Limited Partnership
and
Thomas M. Ringo

        The purpose of this Agreement is to confirm the terms of the employment relationship between Pope Resources, A Delaware Limited Partnership (hereinafter referred to as “the Company”), and Thomas M. Ringo (hereinafter referred to as the “Executive”).

        1. Term of Agreement. Company and Executive agree that the Executive will be employed by the Company for a term of three (3) years beginning January 1, 2003 (the “Effective Date”), unless employment is sooner terminated as provided herein.

        2. Position and Duties. Company and Executive agree that Executive will be employed as Vice President and Chief Financial Officer of Employer, and shall report to the Chief Executive Officer. Executive’s responsibilities and duties shall include management and control of the Company’s financial affairs, records, and accounting and shall further include such other managerial responsibilities and executive duties as may be assigned to him from time to time by the Chief Executive Officer and/or the Board of Directors of the Company. It is understood that from time to time Executive may be assigned other duties in addition to those described above that are generally consistent with those of a Vice President and Chief Financial Officer, and that Executive’s responsibilities may be modified or expanded at any time by the Company in order to accommodate its needs.

2.1 Executive agrees to devote his full-time efforts to his duties with the Company and further agrees that he will not, directly or indirectly, engage or participate in any activities while employed with the Company that would conflict with the best interests of the Company.

2.2 All policies published by the Company or delivered to the Executive prior to or following this Agreement regarding employment policies, required behavior by employees and other similar matters (collectively referred to as “Company Policies”) are incorporated within this Agreement as though fully set forth in this Agreement. The Executive agrees to be bound by and adhere to all such Company Policies as presently exist or as may be hereafter issued or modified by the Company. Without limiting the foregoing, the Executive agrees to conduct business on behalf of the Company in a manner consistent with proper and ethical business practices and consistent with the best interests of the Company. To the extent any Company Policies are inconsistent with or contrary to the provisions of this Agreement, this Agreement shall prevail.

        3. Compensation. For all services rendered by Executive under this Agreement, Company shall pay Executive a gross salary of One Hundred Fifty Thousand Dollars ($150,000.00) per annum. Executive shall be paid this salary on the same basis applicable to executive employees generally, minus all lawful and agreed upon payroll deductions. Executive’s compensation shall be reviewed annually by Human Resources Committee of the Board of Directors in accordance with normal Company salary review procedures, but may not be decreased during the term of this Agreement.

        4. Business Expenses. Company agrees to reimburse Executive for all reasonable business expenses incurred by Executive while on Company business, subject to the Company’s normal business expense policies. Executive shall maintain such records as will be necessary to enable the Company to properly deduct such items as business expenses when computing the Company’s federal income tax.

        5. Bonuses: Executive will also be eligible for consideration for a bonus in accordance with the Company’s normal bonus program, as it may be implemented or amended from time to time. Under the Company’s bonus program, Executive shall be eligible for an annual target bonus equal to 35% of Executive’s base salary during the prior year. Actual bonus paid in the subsequent year will be based on a combination of Company and Executive’s performance during the year, as determined by the Board of Directors in its discretion. Executive will also be eligible for participation in the Company’s Investor Portfolio Management Business Incentive Plan (“IPMB Plan”). Such participation shall be in accordance with, and subject to, the terms and conditions of the IPMB Plan as it currently exists and as it may be amended from time to time.

        6. Fringe Benefits. Company and Executive agree that during the term of this Agreement, Executive will be eligible to participate in the Company’s employee benefit plans of general application, including without limitation, those plans covering medical, disability and life insurance in accordance with the rules established for individual participation in any such plan and under applicable law.

        7. Vacation. Executive shall be entitled to his current earned paid vacation accrual of four (4) week’s paid vacation per calendar year, which will be adjusted based on Executive’s tenure with the Company, in accordance with the Company’s vacation policy as such policy now exists and as it may be amended from time to time. Vacation shall be scheduled by Executive at a time mutually convenient to both the Company and Executive.

7.1 Accrued and Unused Vacation at Termination. Upon the termination of this Agreement, Executive shall be paid for all previously accrued and unused vacation time.

8. Restrictive Covenants.

8.1 Executive’s Acknowledgement. Executive agrees and acknowledges that in order to assure the Company that it will retain its value and that of the Business (as defined below) as a going concern, it is necessary that Executive undertake not to utilize his special knowledge of the Business and his relationships with customers and suppliers to compete with the Company. Executive further acknowledges that: (a) the Company is and will be engaged in the Business; (b) Executive will occupy a position of trust and confidence with the Company, and during Executive’s employment with the Company, Executive has and will continue to become familiar with the Company’s trade secrets and with other proprietary and confidential information concerning the Company and the Business; (c) the agreements and covenants contained in this Article 8 are essential to protect the Company and the goodwill of the Business; and (e) Executive’s employment with the Company has special, unique and extraordinary value to the Company and the Company would be irreparably damaged if Executive were to provide services to any person or entity in violation of the provisions of this Agreement. As used herein, “Business” means the ownership and/or management of timberlands, consulting regarding the management of timberlands, and activity meeting the definition of the “Investor Portfolio Management Business” as set forth in the Company’s governing documents. For the purposes of this Article 8, “the Company” shall include its subsidiaries, affiliates and assignees and any successors in interest of its subsidiaries and/or affiliates.

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8.2 Non-Compete. Executive hereby agrees that for a period commencing on the date hereof and ending three (3) years later, regardless of whether Executive is employed by the Company or not (the “Restricted Period”), he shall not, directly or indirectly, as employee, agent, consultant, member, stockholder, director, partner or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or entity), or otherwise assist any person or entity (other than the Company) that engages in or owns, invests in, operates, manages or controls any venture or enterprise that directly or indirectly engages or proposes to engage in the Business anywhere in North America (the “Territory”); provided, however, that nothing contained herein shall be construed to prevent Executive from investing in the stock of any competing corporation listed on a national securities exchange or traded in the over-the-counter market, but only if Executive is not involved in the business of said corporation and if Executive and his associates (as such term is defined in Regulation 14(A) promulgated under the Securities Exchange Act of 1934, as in effect on the date hereof), collectively, do not own more than an aggregate of five (5%) percent of the stock of such corporation.

8.3 Interference with Relationships. During the Restricted Period, Executive shall not, directly or indirectly, as employee, agent, consultant, stockholder, member, director, co-partner or in any other individual or representative capacity render assistance to any other person or entity who attempts to: (i) employ or engage, recruit or solicit for employment or engagement, any person who is or becomes employed or engaged by the Company during the Restricted Period, or otherwise seek to influence or alter any such person’s relationship with the Company, or (ii) solicit or encourage any present or future customer of the Company, to terminate or otherwise alter his, her or its relationship with the Company

8.4 Confidential Information. It is understood and agreed that as a result of Executive’s employment with Employer, Executive has acquired and will continue to acquire and make use of confidential information about the Company and its Business, and the Company’s suppliers and customers, such information constituting trade secrets. During the course of his employment with Company and thereafter, Executive shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of the Employer, furnish, make available or disclose to any third party (except in furtherance of the Company’s business activities and for the sole benefit of the Employer) or use for the benefit of himself or any third party, any Confidential Information. As used in this Agreement, “Confidential Information” shall mean any information relating to the business or affairs of the Company or its business, including but not limited to information relating to financial statements, customer identities, potential customers, employees, suppliers, servicing methods, equipment, programs, strategies and information, analyses, profit margins, or other proprietary information used by the Company in connection with its business; provided, however, that Confidential Information shall not include any information which is in the public domain or becomes known outside the Company by persons who are not associated with the Company and do not have an obligation of confidentiality to the Company with respect to such information through no wrongful act on the part of Executive. Executive acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Company. Executive further agrees that on termination of this Agreement, or at any time on request by the Employer, he shall deliver possession to the Company of all Confidential Information and all documents, writings, and other things of every kind and description prepared or acquired in connection with Company business or at Company expense or in the course of Employee’s employment or that contain Company proprietary information including all copies of the same.

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8.5 If any arbitrator pursuant to Section 11.8 of this Agreement, or any court of competent jurisdiction, shall at any time deem the term of this Agreement or any particular Restrictive Covenant (as defined) too lengthy or the Territory too extensive, the other provisions of this Article 8 shall nevertheless stand, the Restrictive Period herein shall be deemed to be the longest period permissible by law under the circumstances, and the Territory herein shall be deemed to comprise the largest territory permissible by law under the circumstances. The court in each case shall reduce the time period and/or Territory to permissible duration or size.

9. Termination. This Agreement shall be terminated upon the occurrence of any one of the following events:

9.1 Death of Executive.

9.2 If Executive shall have been incapacitated from illness, accident or other disability and unable to perform his normal duties hereunder for a cumulative period of three (3) months, upon Company or Executive giving the other party not less than thirty (30) days’ written notice.

9.3 Expiration of this Agreement or any renewal or extension thereof.

9.4 Immediately by a majority vote of the Human Resources Committee of the Board of Directors for cause, as a result of the occurrence of one or more of the following:

(a) Executive’s willful and continued failure substantially to perform his duties under this Agreement (other than as a result of total or partial incapacity due to physical or mental illness), including Executive’s refusal to comply in any material respect with the legal directives of the Company’s Chief Executive Officer and/or Board of Directors so long as such directives are not inconsistent with the Executive’s position and duties, and such refusal to comply is not remedied within 20 working days after written notice, which written notice shall state that failure to remedy such conduct may result in Termination for Cause; or

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(b) Dishonest or fraudulent conduct, a deliberate attempt to do an injury to the Company, or conduct that materially discredits the Company, including conviction of or plea of nolo contendere to a felony or any crime involving dishonesty or fraud.

9.5 By the Company without cause upon notice to the Executive, which determination may be made by the Company at any time at the Company’s sole discretion, for any or no reason.

In such event of termination without cause pursuant to this Section 9.5, Executive shall be entitled to receive his base salary for the balance of the term of the Agreement, payable in accordance with then-applicable normal Company payroll procedures, plus a pro rata share of his bonus for the calendar year in which termination occurs, with such bonus to be calculated on the target bonus amount and based on the number of days of such calendar year that Executive was employed prior to his termination. In addition, Executive shall be entitled to continued paid health insurance benefits for the lesser of the remaining term of this Agreement or the period during which Executive has rights under COBRA to obtain such insurance through the Company. Executive shall not be entitled to receive any additional bonuses or any other benefits under this Agreement for the balance of such term.

        10. Effect of Termination. Upon termination of Executive’s employment with Employer, Company agrees to pay Executive all salary which is due and owing to Executive as of the date of termination, less legal deductions or offsets Executive may owe to Company for such items as salary advances or loans. Except as otherwise provided pursuant to Section 9.5 with respect to a termination without cause, Executive shall not be entitled to any other or additional compensation upon termination. Executive agrees that his signature on this Agreement constitutes his authorization for all such deductions. Executive agrees to return to Company all of Employer’s property of any kind which may be in Executive’s possession. In the event of termination of this Agreement, the terms and provisions of this Agreement shall also terminate, with the exception of the restrictive covenants contained in Section 8 and any other provisions that expressly address post-termination issues. Such provisions shall continue in full force and effect according to their terms.

        11. Construction of Agreement.

11.1 Essential Terms and Modification of Agreement. It is understood and agreed that the terms and conditions described in this Agreement constitute the essential terms and conditions of the employment arrangement between the Company and Executive, all of which have been voluntarily agreed upon. The Company and Executive agree that there are no other essential terms or conditions of the employment relationship that are not described within this Agreement, and that any change in the essential terms and conditions of this Agreement will not be effective until it is written down in a supplemental agreement which shall be signed by both the Chief Executive Officer, pursuant to authorization of the Board of Directors, and the Executive.

11.2 Severability. If any term, covenant, condition or provision of this Agreement or the application thereof to any person or circumstance shall, at any time, or to any extent, be determined invalid or unenforceable, the remaining provisions hereof shall not be affected thereby and shall be deemed valid and fully enforceable to the extent permitted by law.

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11.3 Notices. Any notice hereunder shall be sufficient if in writing and delivered to the party or sent by certified mail, return receipt requested and addressed as follows:

a.	If to the Company:	David L. Nunes Chief Executive Officer Pope Resources 19245 Tenth Avenue NE Poulsbo, WA 98370

With a copy to:	Greg F. Adams Davis Wright Tremaine 2600 Century Square 1501 Fourth Avenue Seattle, WA 98101-1688

b.	If to Executive:	Thomas M. Ringo

Either party may change the address herein specified by giving to the other, written notice of such change as provided in this Section 11.3.

11.4 Governing Law. This Agreement is made and shall be construed and performed under the laws of the State of Washington.

11.5 Waiver of Agreement. The waiver by the Company of a breach of any provision of this Agreement by Executive shall not operate or be construed as a waiver by the Company of any subsequent breach by Executive.

11.6 Captions. The captions and headings of the sections and subsections of this Agreement are for convenience and reference only and are not to be used to interpret or define the provisions hereof.

11.7 Assignment and Successors. The rights and obligations of Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of Employer. The rights and obligations of Executive hereunder are nonassignable. Company may assign its rights and obligations to any entity in which Company or a company affiliated with Company has a majority ownership interest.

11.8 Arbitration. Any dispute or claim arising out of or in connection with this Agreement will be finally settled by binding arbitration in Seattle, Washington in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. The arbitrator shall apply Washington law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Each party shall bear their own legal fees in connection with any such arbitration. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this section, without breach of this arbitration provision. The parties, their representatives, other participants and the mediator or arbitrator shall hold the existence, content and result of any arbitration in confidence. This Section 11.8 shall not be construed to prohibit either party from seeking injunctive relief for actual or threatened violations of Section 8 of this Agreement.

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Executed this 10th day of December, 2003, retroactively effective as of the Effective Date of January 1, 2003.

THOMAS M. RINGO ——————————————	POPE RESOURCES, A DELAWARE LIMITED PARTNERSHIP —————————————— By David L. Nunes Its Chief Executive Officer

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